Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
July 26, 2018
Thank you, Theis, and good morning everyone.
We are excited about the momentum our company is experiencing both operationally and as we progress towards the expected spin-off of Arcosa. Trinity’s 2nd quarter financial results exceeded our expectations as a result of strong operational performance. We are experiencing positive momentum in respect to inquiries and orders for a number of our products.
During the second quarter, TrinityRail extended its long-term supply agreement with GATX into 2023. The agreement contains orders for the delivery of an additional 4,800 railcars. We have provided railcars to GATX for more than 30 years, and they continue to be a highly valuable customer.
I continue to be impressed with the way our businesses adjust to changes in demand. Our employees are highly flexible when confronting the various challenges associated with the complexities of today’s business environment. We remain well positioned to respond as market demand shifts.
During the second quarter, Antonio rejoined our management team and is overseeing the businesses that will be spun off as Arcosa. We are continuing to build a solid foundation for both companies and are making good progress toward achieving our goal of a seamless and efficient spin-off. You will hear more about this from others on today’s call.
I am excited about the future of our company and the potential opportunities for long-term growth for both Trinity and Arcosa. We have a highly-seasoned group of employees who are extremely capable.
I will now turn it over to Melendy.